Exhibit 10.12

CONSULTING AGREEMENT

(Benoit Chardon)

This Consulting Agreement (the “Agreement”) is made and entered into as of August 1, 2018, by and between Allurion Technologies, Inc ., a Delaware corporation (the “Company”), and Benoit Chardon (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant to perform consulting services to the Company and the Consultant desires to perform such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective covenants and commitments of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Consulting Services.

(a) The Company hereby retains the Consultant and the Consultant hereby agrees to perform such consulting and advisory services relating to the Field of Interest (as defined in Section 13(j)) as the Company may request and as set forth in Schedule A (the “Consulting Services”).

(b) The Consultant agrees to make himself available to render the Consulting Services, at such times and locations as may be mutually agreed, from time to time as requested by the Company. Except as provided in Schedule A, the Consultant may deliver the Consulting Services over the telephone, in person or by written correspondence.

(c) The Consultant agrees to devote his best efforts to performing the Consulting Services. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to the Consultant’s access to and use of the Company’s property, information, equipment and facilities.

2. Compensation. The Company shall pay the Consultant a consulting fee as provided in Schedule A. The Company will reimburse the Consultant for reasonable business expenses incurred by the Consultant in the performance of Consulting Services for the Company as provided in Schedule A.

3. Independent Contractor. In furnishing the Consulting Services, the Consultant understands that he will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company and will not by reason of this Agreement or by reason of his Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable.

4. Termination of Agreement.

(a) Voluntary Resignation. The Consultant may terminate this Agreement for any reason; provided, however, that he shall first provide written notice to the Company at least 30 days prior to the effective date of termination.

(b) Termination by Company. During an initial 6 calendar month period (the “Observation Period”), the Company may terminate this Agreement at any time. Following the Observation Period, the Company may terminate this Agreement at any time for Cause (as defined in Section 13(j)), or may terminate this Agreement without Cause by providing Consultant with six (6) months of notice (the “Notice Period”), during which Notice Period the Consultant shall be entitled to receive continuing payment of the Consulting Fee (as defined in Exhibit A). For the avoidance of doubt, Consultant shall remain subject to Sections 6, 7, 9, 10, 11, 12, and 13 of this Agreement for the duration of the Notice Period and thereafter.

5. Exceptions to this Agreement.

(a) Certain Other Contracts. The Company acknowledges that (I) the Consultant is now or may become a party to agreements with third parties relating to the disclosure of information, the ownership of inventions, restrictions against competition and/or similar matters. The Consultant represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, policy or rule applicable to the Consultant. The Consultant will not (i) disclose to the Company any information that he is required to keep secret pursuant to an existing confidentiality agreement with any third party, (ii) use the funding, resources, facilities or inventions of any third party to perform the Consulting Services, or (iii) perform the Consulting Services in any manner that would give any third party rights to any intellectual property created in connection with such services.

(b) Prior Inventions. The Consultant has informed the Company, in writing, of any and all inventions which he claims as his own or otherwise intends to exclude from this Agreement because it was developed by him prior to the date of this Agreement. The Consultant acknowledges that after execution of this Agreement he shall have no right to exclude any Inventions (as defined in Section 7) from this Agreement.

6. Confidential Information. While providing the Consulting Services to the Company and thereafter, the Consultant shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to his provision of the Consulting Services by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a consultant or employee of the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company. Without limiting the generality of the foregoing, Confidential Information shall include:

(a) any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(b) the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain.

The Consultant acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which represent information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for purposes of this Agreement.

The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.

7. Inventions.

(a) Certain Inventions Made by Others. Subject to the Consultant’s obligations to third parties, during the Term of this Agreement, the Consultant will use his best efforts (i) to disclose to the Chief Executive Officer of the Company, on a confidential basis, technology and product opportunities which come to the attention of the Consultant in the Field of Interest, and (ii) any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest, whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant.

(b) Certain Inventions Made by the Consultant. The Consultant agrees that all Confidential Information and all other discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by the Consultant, either alone or with others, and in any way related to or arising out of: (i) the Field of Interest; or (ii) Confidential Information of the Company, whether or not conceived, developed, reduced to practice or made on the Company’s premises (collectively “Company Inventions”), and any and all services and products which embody, emulate or employ any such Company Invention or Confidential Information shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Company Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company without further compensation of any kind to Consultant. The Consultant agrees that all such Company Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to assign to the Company, without any additional consideration from the Company, any and all copyrights, patents and other proprietary rights he may have in any such Company Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.

8. Consultant’s Obligation to Keep Records. Consultant shall make and maintain adequate and current written records of all Inventions, and shall disclose all Inventions promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.

9. Consultant’s Obligation to Cooperate. The Consultant will, at any time during or after the term of this Agreement, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, the Consultant will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Inventions assigned pursuant to Section 7, and the Consultant will execute, when requested, patent and other applications and assignments thereof to the Company, or Persons (as defined in Section 13(j)) designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and the Consultant will further assist the Company in every way to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of the Consultant’s assistance incurred at the request of the Company under this Section will be reimbursed by the Company.

10. Noncompetition. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the term of this Agreement (including the Notice Period, as applicable) and for a period of one year after the termination of this Agreement, the Consultant shall not directly or indirectly (i) provide any services in the Field of Interest to any Person other than the Company or (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any Person that has committed, or intends to commit, significant resources to the Field of Interest. Notwithstanding the foregoing, the Consultant may purchase as a passive investment up to one percent (1%) of any class or series of outstanding voting securities of any Person that has committed significant resources to the Field of Interest if such class or series is listed on a national or regional securities exchange or publicly traded in the “over-the-counter” market. A written waiver will be provided by the Company if the Consultant desires to become a shareholder of a French aesthetic clinic offering facial aesthetic, body contouring and weight loss procedures to patients.

11. Nonsolicitation. During the term of this Agreement and for a period of one year after the termination of this Agreement, the Consultant shall not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company (or any other Person who may have been employed by, or may have been a consultant to, the Company during the Term) to terminate his or her employment or relationship with the Company in order to become employed by or otherwise perform services for any other Person or (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any Person who is, or was within the then-most recent 12 month period, a client or customer of the Company.

12. Return of Property. Upon termination of the Consultant’s engagement with the Company, or at any other time upon request of the Company, the Consultant shall return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which the Consultant may then possess or have under his control. The Consultant further agrees that upon termination of his engagement he shall not take with him any documents or data in any form or of any description containing or pertaining to Confidential Information or any Inventions.

13. Miscellaneous.

(a) Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. Upon the effectiveness of this Agreement, the Original Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and the Original Agreement shall be of no further force or effect.

(b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.

(c) Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

(d) No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

(f) Notice. All notices and other communications hereunder (other than Consulting Services, which shall be delivered in the manner specified in Section 1 and Schedule A) shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

Allurion Technologies, Inc.

11 Huron Drive

Natick, MA 01760

Attention: Shantanu Gaur, Chief Executive Officer

Facsimile: (617) 849-5552

To the Consultant:

(Pending creation of a French SARL)

Benoit Chardon

[***]

(g) Remedies. The Consultant recognizes that money damages alone would not adequately compensate the Company in the event of breach by the Consultant of this Agreement, and the Consultant therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

(h) Survival; Validity. Notwithstanding the termination of the Consultant’s relationship with the Company (whether pursuant to Section 4 or otherwise), the Consultant’s covenants and obligations set forth in Sections 6, 7, 9, 10, 11, 12 and 13 shall remain in effect and be fully enforceable in accordance with the provisions thereof. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 13(h), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(i) Construction. A reference to a Section or a Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

(j) Certain Definitions.

“Cause” shall mean: (i) Consultant’s material failure to perform, or gross negligence in the performance of, his material duties to the Company, provided that before terminating the Agreement on such grounds, the Board must provide written notice to Consultant setting forth in reasonable detail the nature of such failure or negligence and, if curable, afford Consultant 15 days to effect a cure. If Consultant effects a cure, then Cause shall not be deemed to exist; (ii) Consultant’s conviction of any felony, or of any crime involving fraud, theft, misappropriation, embezzlement or forgery; (iii) Consultant’s engaging in any fraud, theft, embezzlement or other dishonest act with regard to the Company or any of its Affiliates; or (iv) Consultant’s willful, intentional and material breach of this Agreement or any legal duty owed to the Company or any of its Affiliates; provided, however, that Consultant shall have the same notice and cure rights as set forth in Section 13(j)(i) to cure any alleged breach.

“Field of Interest” shall mean the development and commercialization of medical devices or drug device combinations that could reasonably be expected to compete with the Company’s products, whether then currently marketed or in development, including without limitation products that induce satiety.

“Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(k) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed as an agreement under seal as of the date first written above.

ALLURION TECHNOLOGIES,INC.

By:	/s/ Samuel Levy
Name: Samuel Levy, MD
Title: President

CONSULTANT

/s/ Benoit Chardon
Benoit Chardon

–Signature Page to Consulting Agreement–

Schedule A

1. Description of Consulting Services.

The Consultant shall provide consulting services to the Company as may be mutually determined by the Company and Consultant from time to time. In particular, the Consultant will serve as Allurion’s Vice President of Sales and Marketing.

With respect to activities related to Sales, the Consultant reports to Allurion’s Chief Executive Officer. He is responsible for the ongoing development and implementation of Allurion’s sales strategy and for achieving revenue, order growth, and profitability targets. In addition to leading and inspiring Allurion’s direct sales team, he will manage distributor relationships.

With respect to activities related to Marketing, the Consultant reports to Allurion’s President. He is responsible for the ongoing development and implementation of Allurion’s Marketing strategy. In addition to a strong brand identity-focus, the Consultant will oversee the development of physician- and consumer-facing collateral materials and the organization of marketing events/congresses. He will lead Allurion’s digital marketing effort, content generation, social media strategy, search engine marketing, and PR activities. In addition to implementing this strategy in existing markets, he will define Allurion’s future marketing strategy in currently untapped markets, including pre-launch efforts.

2. Compensation.

The Company (and/or its subsidiaries) shall pay the Consultant a total, gross cash base compensation fee equal to EUR 25,000 per month (the “Consulting Fee”). Such Consulting Fee shall be payable monthly.

An incentive compensation scheme with a target of 30% of the base quarterly fee will be agreed to for the third and fourth quarters of 2018 and subsequently, will be agreed to on a yearly basis.

The consultant will receive an option to acquire a maximum of 100,000 shares of Allurion Technologies, Inc. This Option is and shall be subject in every respect to the provisions of the Company’s 2010 Stock Incentive Plan, as amended from time to time (the “Plan”). Option shall become exercisable for 25% of the maximum number of shares granted on the first anniversary of the Vesting Start Date, and shall become exercisable for an additional 2.0833% of the maximum number of shares granted on the last day of each one month period thereafter; so that the Option shall be fully vested on the fourth anniversary of the Vesting Start Date. All vesting shall cease upon the date of termination of employment.

Allurion will pay a one-time EUR 25,000 fee upon starting the engagement on August 1, 2018. If consultant terminates the engagement before August 1, 2020, this payment must be reimbursed to Allurion in its entirety.

Consultant shall be reimbursed for all reasonable, appropriate or necessary travel and other out- of-pocket expenses incurred in the performance of his duties hereunder upon submission and approval of written statements and bills in accordance with the then regular reimbursement procedures of the Company.

Allurion will reimburse up to EUR 10,000 for relocation costs (to Paris, France from London, England).

Allurion will contribute up to EUR 10,000 annually towards French private sector unemployment insurance.

AMENDMENT NO. 1 TO CONSULTING AGREEMENT

THIS AMENDMENT TO CONSULTING AGREEMENT (this “Amendment”), is made and entered into as of January 25, 2022 (the “Effective Date”), by and between Allurion Technologies, Inc., a Delaware corporation (the “Company”), and Benoit Chardon (“Consultant”).

RECITALS:

A. The Company and Consultant have previously entered into a Consulting Agreement, dated as of August 1, 2018 (the “Agreement”). Terms not defined herein shall have the same meaning as set forth in the Agreement.

B. As consideration for Consultant providing continuing Consulting Services to the Company,the Company and Consultant have agreed to enter into this Amendment.

AGREEMENTS:

NOW, THEREFORE, the parties hereby agree as follows:

1. Amendment.

1.1 Pursuant to this Amendment, Section 2 of Schedule A of the Agreement is hereby amended by inserting the following at the end of Section 2:

“Beginning January 1, 2022, the Consulting Fee shall be increased to 28,333.33€ per month.

Consultant hereby acknowledges that the Company is providing Consultant with an advance on (a) the Consulting Fee for January, February and March 2022 in an aggregate amount equal to 85,000€ and (b) Consultant’s sales commissions for the six months ending June 30, 2022 in an amount equal to 234,800€, in each case, on or around January 27, 2022 (collectively, the “Advance”). Consultant acknowledges and agrees that the Advance is an advance of any Consulting Fee and/or commission not yet earned under the Agreement and that the Advance shall be deducted in full from future payment of any Consulting Fee and commissions earned by Consultant, if any, under the Agreement.

In the event that Consultant has not earned enough Consulting Fees and commissions under the Agreement to cover the entire Advance by June 30, 2022, Consultant understands and agrees that the outstanding balance will be deducted in full, from any monthly Consulting Fee and commissions that become due to Consultant following July 1, 2022.

In the event that Consultant’s services are terminated (the “Date of Termination”), either by the Company or by Consultant, for any reason, prior to Consultant having repaid the Advance in full, Consultant understands and agrees that, to the extent permitted by applicable law, such outstanding amount shall be deducted from any Consulting Fees or commissions due to Consultant under the Agreement as of the Date of Termination. Should any portion of the Advance continue to be owed, Consultant fully understands that Consultant shall be responsible for and agrees to repay the amount of the Advance still due and owing by check or wire transfer of immediately available funds to a bank account designated by the Company within thirty (30) days from the Date of Termination. Consultant understands that if Consultant defaults on the obligation to repay the Advance, Consultant shall be required to pay on demand all costs and expenses (including reasonable attorney’s fees and disbursements) paid or incurred by the Company in enforcing Consultant’s obligations under the terms this Agreement.

Notwithstanding anything herein to the contrary, the Advance shall be repaid in full by Consultant to the Company upon the earliest to occur of: (a) the submission or filing of a registration statement relating to the consummation of the Company’s first underwritten public offering of its securities, (b) the Company’s consummation of a business combination with a special purpose acquisition company, or (c)the consummation of a Deemed Liquidation Event, as defined in the Company’s certificate of incorporation, as amended or restated from time to time.”

1.2 Pursuant to this Amendment, Section 13(e) of the Agreement is hereby amended and restated to read as follows:

“(e) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of Delaware, without regard to its principles of conflicts of laws.”

2. Remaining Terms Unaffected. Except as may be expressly amended or modified hereby, all other terms and conditions of the Agreement shall remain unmodified and shall continue in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of Delaware, without reference to its principles of conflict of laws.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered on the Effective Date.

COMPANY:

ALLURION TECHNOLOGIES, INC.

By:	/s/ Shantanu Gaur
Name:	Shantanu Gaur
Title:	CEO and President

/s/ Benoit Chardon
Benoit Chardon

SIGNATURE PAGE TO AMENDMENT TO CONSULTING AGREEMENT

Benoit Chardon Consulting SARL

Capital Social de 1.500 Euros

Consell strategique et operationnel / Strategic & Operational Consulting

SIRET / SIREN: 841501380 00015 Reference INSEE: G75548021230
Code APE/NAF: 7022Z - Conseil pour les affaires et autres conseils de gestion 5 impasse Chausson	DATE:	24 January 2022
75010 Paris	N* FACTURE	043-2
Téléphone +33 (0)643822176	POUR:	Conseil
N*TVA Intracommunautaire: FR 00 841501380

Facturé à:

Allurion Technologies

11 Huron Drive

Natick, MA 01670

USA

DESCRIPTION	MONTANT
Conseil: honoralres T1 (Q1 fees)	82,500.00	€
Remboursement assurance / Reimbursement insurance (10k€ annual prorata 3 months)	2,499.00	€
TVA(VAT):20%	NA

TOTAL TVA INCLUSE (VAT INCLUDED)	84,999.00	€

Veuillez rédiger tous les chèques à I’ordre de Benoit Chardon Consulting

Pour toute question concernant cette facture, veuillez contacter Benoit Chardon (bchardon15@gmail.com)

IBAN	[***]
Code B.I.C.	[***]

Benoit Chardon Consulting SARL

Capital Social de 1.500 Euros

Consell strategique et operationnel / Strategic & Operational Consulting

SIRET / SIREN: 841501380 00015 Reference INSEE: G75548021230
Code APE/NAF: 7022Z - Conseil pour les affaires et autres conseils de gestion 5 impasse Chausson	DATE:	24 January 2022
75010 Paris	N* FACTURE	043-3
Telephone +33 (0)643822176	POUR:	Conseil
N*TVA Intracommunautaire: FR 00 841501380

Facturé à:

Allurion Technologies

11 Huron Drive

Natick, MA 01670

USA

DESCRIPTION	MONTANT
Cash advance / 2022 bonus	234,800.00	€
TVA(VAT):20%	NA

TOTAL TVA INCLUSE (VAT INCLUDED)	234,800.00	€

Veuillez rédiger tous les chèques à I’ordre de Benoit Chardon Consulting

Pour toute question concernant cette facture, veuillez contacter Benoit Chardon (bchardon15@gmail.com)

IBAN	[***]
Code B.I.C.	[***]